Exhibit 2

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BANKFINANCIAL, F.S.B.

AND

CITIBANK, N.A.

DATED AS OF MARCH 10, 2011

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	10
1.3	Other Definitional and Interpretive Matters	11

ARTICLE II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF OBLIGATIONS		13

2.1	Purchase and Sale of Assets	13
2.2	Excluded Assets	13
2.3	Assumption of Obligations	13
2.4	Excluded Liabilities	14
2.5	Further Conveyances and Assumptions	14

ARTICLE III CLOSING; CONSIDERATION; POST-CLOSING MATTERS		15

3.1	Closing	15
3.2	Consideration	15
3.3	Payment of Estimated Purchase Price; Post-Closing Adjustments	15
3.4	Closing Deliveries by Seller	16
3.5	Closing Deliveries by Purchaser	17
3.6	Delivery of Mortgage Loan Documents	17
3.7	Sale Characterization	17
3.8	Wrong-Pocket Assets	17
3.9	Servicing Released	18
3.10	Retained Claims and Release	18
3.11	Cross-Collateralized Mortgage Loans	18
3.12	Recording of Assignments	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		18

4.1	Organization	19
4.2	Authorization of Agreement; Performance	19
4.3	Conflicts; Consents of Third Parties	19
4.4	Compliance with Laws; Permits	20
4.5	Litigation	20
4.6	Financial Advisors	20

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING MORTGAGE LOANS		21

5.1	Mortgage Loan Schedule (Cut-Off Date)	21
5.2	Ownership of Mortgage Loans	21
5.3	Mortgage Status; Waivers and Modifications	21
5.4	No Future Advances	21
5.5	Other Mortgage Liens	22

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		22

6.1	Organization	22
Purchaser is a duly organized federal savings bank and has all requisite power and authority to own, lease and operate its properties and to carry on its business		22
6.2	Authorization of Agreement	22
6.3	Conflicts; Consents of Third Parties	23
6.4	Litigation	23
6.5	Financial Advisors	23
6.6	No Other Representations	23

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ARTICLE VII COVENANTS		24

7.1	Further Assurances	24
7.2	Confidentiality	24
7.3	Publicity	25
7.4	Substitution of Trustee	25
7.5	Access	25
7.6	Notifications	26
Each party shall promptly notify the other of:		26
7.7	Intellectual Property	26
7.8	Reimbursement for Use of Seller’s Employees	26
7.9	Covenant Against Targeted Soliciting of Mortgagors	26

ARTICLE VIII INDEMNIFICATION		27

8.1	Indemnification	27
8.2	Indemnification Procedures	28
8.3	Certain Limitations	30
8.4	Assignment of Claims	30
8.5	Survival	31
8.6	Right to Indemnification Not Affected by Knowledge	31
8.7	Exclusivity	31

ARTICLE IX TAX MATTERS AND MISCELLANEOUS		31

9.1	Tax Cooperation; Allocation of Taxes	31
9.2	Expenses	33
9.3	Submission to Jurisdiction; Consent to Service of Process	33
9.4	Entire Agreement; Amendments and Waivers	33
9.5	Governing Law	33
9.6	Notices	34
9.7	Severability	34
9.8	Binding Effect; Assignment	35
9.9	Specific Performance; Remedies	35
9.10	Non-Recourse	35
9.11	Counterparts; Effectiveness; Third Party Beneficiaries	35
9.12	Waiver of Jury Trial	36
9.13	Bulk Sales Law	36
9.14	Disclosure Schedule	36

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of March 10, 2011, is being executed by and between BankFinancial, F.S.B., a federal savings bank (“Purchaser”) and Citibank, N.A., a national banking association (“Seller”).

WITNESSETH

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Obligations (each as defined below), all as more specifically provided herein; and

WHEREAS, in order to effect an orderly transition of the servicing of the Purchased Assets following Purchaser’s acquisition and assumption of the Purchased Assets and Assumed Obligations, Seller or an Affiliate has agreed to service the Mortgage Loans pursuant to the Interim Servicing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any action, claim, suit, arbitration, alternative dispute resolution mechanism, complaint, inquiry, investigation, litigation or proceeding (judicial, administrative or arbitral) before any Governmental Body or arbitration or mediation authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with, such Person and, for purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, the Interim Servicing Agreement and the Custodial Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be delivered by Seller to Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit A with respect to the Purchased Assets to transfer title to the Purchased Assets to Purchaser on a servicing released basis (subject to the provisions of the Interim Servicing Agreement) and by which Purchaser will assume the Assumed Obligations.

“Assignment of Assignment of Leases and Rents” means, with respect to each Mortgage for which any assignment of leases and rents is separate from the Mortgage, an assignment of the assignment of leases and rents in recordable form.

“Assignment of Mortgage” means, with respect to each Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form.

“Bill of Sale” means the Bill of Sale to be delivered by Seller to Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day of the year on which national banking institutions in the City of Chicago in the State of Illinois and the City of San Francisco in the State of California are open to the public for conducting business and are not required or authorized by applicable Law to close.

“Closing” means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations as provided herein.

“Closing Date Statement” means a statement, substantially in the form of Exhibit C, which sets out a good faith estimate of the aggregate Unpaid Principal Balances of the Mortgage Loans as of the Closing Date multiplied by the percentage reflected on the Purchase Price Adjustment Schedule.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, arrangement or commitment, including any indenture, note, bond, mortgage, loan, instrument, lease, plan or license, other than any contract, agreement, arrangement or commitment with an outside contractor, subcontractor or third-party vendor that Seller uses to conduct the administration or servicing of the Mortgage Loans such as tax and flood services.

“Credit File” means, with respect to each Mortgage Loan, original or copies of all documents, other than those documents constituting the Legal File with respect to the Mortgage Loan, maintained in connection with the origination of the Mortgage Loan, including, without limitation, the application for the Mortgage Loan, internal loan approvals and reviews, and if applicable, flood certifications, information and resolutions concerning any legal entity that is an obligor or guarantor under the Mortgage Loan or a grantor under the Mortgage, all reports issued in connection with any appraisals, property inspections, environmental inspections and flood determinations that have been performed with respect to the Mortgaged Property, any property management agreements, and all financial and operating statements, financial projections, occupancy reports, leases and rent rolls.

“Cross-Collateralized Mortgage Loan” means any Mortgage Loan that is cross-collateralized to any other loan, except to another Mortgage Loan that is a Purchased Asset.

“Custodial Agreement” means a custodial agreement in the form attached hereto as Exhibit G.

“Cut-off Date” means March 7, 2011.

“Disclosure Schedule” means the Disclosure Schedule attached hereto.

“Environmental Law” means any applicable Law relating to the protection of the environment or natural resources or human health as related thereto, including the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act and the Federal Insecticide, Fungicide and Rodenticide Act.

“Estimated Purchase Price” means an amount in cash equal to $149,386,995.26

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000.00) or more or, if no such rate is published for a day, then the rate published for the immediately preceding Business Day on which such rate was published.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental, administrative or regulatory body thereof or political subdivision thereof, or any governmental department, commission, board, bureau, agency or instrumentality or authority, whether foreign, federal, state or local, or any court or arbitrator (public or private).

“Impound Amounts” means, with respect to any Mortgage Loan, the amounts held by or on behalf of Seller for payment of Taxes, mortgage insurance premiums and fire and hazard insurance premiums, insurance loss and condemnation proceeds or any other amounts impounded, reserves held by or on behalf of Seller pursuant to the Mortgage or any other Mortgage Loan Document, together with any interest accrued thereon so reserved or impounded, and any amounts advanced by Seller with respect to the Mortgage Loans, which advances are ultimately reimbursable from the Mortgagor.

“Indebtedness” of any Person means, without duplication, the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes or other similar instruments, the payment of which such Person is responsible or liable.

“Intellectual Property Right” means trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any goodwill acquired in such trade marks), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including but not limited to rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not) and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world.

“Interim Servicing Agreement” means the Interim Servicing Agreement in the form attached hereto as Exhibit D, dated and effective on the date of this Agreement.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means, except where otherwise expressly set forth below, the actual state of knowledge of the officers and employees of Seller responsible for the origination, underwriting or servicing of the Mortgage Loans, in each case without having an affirmative duty to conduct a new, independent inquiry into the relevant subject except as expressly set forth herein.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule regulation or Order.

“Legal File” means, with respect to each Mortgage Loan, the following documents:

(1) the original Mortgage Note (including all riders, amendments, allonges and addenda), endorsed thereon or by allonge “Pay to the order of BankFinancial, F.S.B., without recourse,” and signed in the name of Seller by a duly authorized officer of Seller (which endorsement shall contain an original signature of an authorized officer of the Seller, and if in the form of an allonge, the allonge shall be stapled to the Mortgage Note, with each endorsement appearing in chronological order); provided that (A) with respect to the Mortgage Loans identified in the Lost Note Schedule, Lost Note Affidavits in the form of Exhibit E may be delivered in lieu of the original Mortgage Notes; and (B) if the Mortgage Loan was acquired by Seller in its merger with CITIBANK, F.S.B., then the endorsement must be made as provided above in the name of “CITIBANK, N.A., a national banking association, successor by merger to CITIBANK, F.S.B.” The endorsements of the Mortgage Note shall establish, to Purchaser’s satisfaction, a complete chain of title from the originator of the Mortgage Loan to Seller;

(2) The original or a true and correct copy of the recorded Mortgage, with evidence of recording thereon, and an original Assignment of Mortgage from Seller to Purchaser acceptable to Purchaser in form and substance; provided that if the Mortgage Loan was acquired by Seller in its merger with CITIBANK, F.S.B., then the Assignment of Mortgage must be made in the name of “CITIBANK, N.A., a national banking association, successor by merger to CITIBANK, F.S.B.” Any intervening assignments of the Mortgage shall establish, to Purchaser’s satisfaction, a complete chain of title from the originator of the Mortgage Loan to Seller;

(3) The original of the recorded Assignment of Leases and Rents (if separate from the Mortgage), with evidence of recording thereon, and an original assignment of the Assignment of Leases and Rents from Seller to Purchaser in form and substance acceptable for recording; provided that if the Mortgage Loan was acquired by Seller in its merger with CITIBANK, F.S.B., then the assignment of the Assignment of Rents and Leases must be made in the name of “CITIBANK, N.A., a national banking association, successor by merger to CITIBANK, F.S.B.” Any intervening assignments of the Assignment of Leases and Rents shall establish, to Purchaser’s satisfaction, a complete chain of title from the originator of the Mortgage Loan to Seller;

(4) If a Mortgage Note is guaranteed by one or more Persons, the original or a true and correct copy of the guaranty or guaranties;

(5) If a Mortgage Note is secured by a security interest in personal property, either directly or indirectly through a security interest granted in connection with a guaranty, the original security agreement or pledge agreement granting the security interest (if separate from the Mortgage), a copy of the UCC-1 financing statement that was filed and any continuations thereof, and if the UCC-1 financing statement is current, an original UCC-3 assignment showing Purchaser as the new secured party.

(6) Originals or a true and correct copy of all assumption and/or modification or other amendment agreements, if any, relating to the Mortgage Note, Mortgage, Assignment of Leases and Rents, guaranty, security agreement or pledge agreement, unless such assumption, modification or amendment is evident from such document or the other documents delivered pursuant hereto;

(7) In the case of any Mortgaged Property that is held in trust, a true and correct copy of the trust agreement, the original and a facsimile of the collateral assignment of beneficial interest and trustee acceptance, if any, with evidence of recording thereon and originals or true and correct copies all trustee directions and other related documents;

(8) The original or a true and correct copy of all other documents evidencing or securing each Mortgage Loan;

(9) The original of any non-recourse agreement, if any, for each Mortgage Loan or a true and correct copy thereof;

(10) The original of any subordination agreement, if any, for each Mortgage Loan or a true and correct copy thereof;

(11) The original or a true and correct the mortgagee title insurance policy;

(12) The original or a true and correct copy of the property and casualty insurance policy and any flood insurance policy applicable to the Mortgage Loan, with evidence that such policy contains a mortgagee clause, is currently in force and the premiums due thereon are current;

(13) For Mortgage Loans that were acquired by Seller in a merger or were originated or acquired by Seller under another name, a certificate or other evidence of the merger or change of name, signed or stamped by the applicable regulatory authority; and

(14) An electronic transmittal document checklist for each Mortgage Loan that identifies whether the documents consist of an original or copy.

(15) In the case of any Mortgage Loan for which an original guaranty, security or pledge agreement, assignment, assumption, amendment, non-recourse or subordination agreement, assignment of beneficial interest or any other operative legal document relating to the Mortgage Loan is lost or missing, Seller shall execute and deliver to Purchaser, upon Purchaser’s request, a Lost Loan Document Affidavit in the form of Exhibit F, provided that Purchaser shall be responsible for the preparation of the Lost Loan Document Affidavits.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, equity, pledge, mortgage, deed of trust, participation interest, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction or any other security interest of any nature.

“Loan Document Inventory Schedule” means the Loan Document Inventory Schedule attached hereto.

“Lost Note Schedule” means the Lost Note Schedule attached hereto.

“Material Adverse Effect” means an event, occurrence, change or event which has had or would reasonably be expected to have a material adverse effect (whether from one or more events, circumstances, changes or effects) on (1) any of the Purchased Assets taken as a whole or (2) the ability of Seller to consummate the transactions contemplated by this Agreement, except in each case any such effect resulting from or arising in connection with (A) this Agreement or the transactions contemplated hereby, (B) changes or conditions affecting the market for commercial real estate generally, (C) changes in applicable Law, (D) changes in availability of financing generally, prevailing interest rates or economic, market, credit market, or securities market conditions (including market price and trading volume fluctuations), (E) changes in GAAP or changes in regulatory or political conditions generally, or (F) acts of war, sabotage, terrorism or natural disasters.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Mortgage” means the mortgage or deed of trust securing a Mortgage Note, which creates a Lien on an estate in real property that secures the Mortgage Note.

“Mortgage Interest Rate” means the annual rate of interest provided for in and calculated on a Mortgage Note.

“Mortgage Loan” means a loan set forth on the Mortgage Loan Schedule (Cut-off Date); provided that any Mortgage Loan that has been prepaid in full on or prior to the Closing and yet is listed in the Mortgage Loan Schedule or any Mortgage Loan that has been removed from the portfolio by mutual agreement and is listed on the Mortgage Loan Schedule shall be deemed deleted from the Mortgage Loan Schedule and shall not be purchased by Purchaser or considered a Mortgage Loan or Purchased Assets for purposes of this Agreement and the Ancillary Agreements.

“Mortgage Loan Documents” means, with respect to each Mortgage Loan, the Legal File, the Credit File and any other documents or instruments evidencing, securing or otherwise executed and delivered in favor of the lender with respect to a Mortgage Loan.

“Mortgage Loan Schedule (Cut-Off Date)” means the data tape dated as of the Cut-off Date and delivered to Purchaser prior to the date hereof, identified as the Mortgage Loan Schedule (Cut-Off Date), and incorporated herein and attached hereto, which contains for each Mortgage Loan the following fields of information:

(1) the Mortgage Loan number;

(2) the address, city, state and zip code of the Mortgaged Property or Properties;

(3) the current Mortgage interest rate;

(4) the current Monthly Payment;

(5) the scheduled maturity date;

(6) the unpaid principal balance of the Mortgage Loan;

(7) the due date.

(8) the Mortgage Loan term;

(9) the monthly payment date;

(10) the payment type;

(11) the current interest accrual method;

(12) the Impound Amounts;

(13) Mortgage Loan Lien position;

(14) any late fees or other fees due and owing; and

(15) any amounts advanced by Seller in excess of the original loan amount.

“Mortgage Loan Schedule (Closing Date)” means the data tape of the Mortgage Loans, updated as of the Closing Date, containing the same fields as are contained in the Mortgage Loan Schedule (Cut-Off Date) and delivered to Purchaser in accordance with Section 3.3(b).

“Mortgage Note” means, in respect of any Mortgage Loan, the original note evidencing the Indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property, consisting of the land and/or improvements thereon, securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor of a Mortgage Note, including any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Permits” means any approvals, authorizations, waiver, consents, licenses, permits or certificates of an applicable Person.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means (1) any taxable period ending on or before the Closing Date and (2) with respect to a taxable period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Post-Closing Tax Period” means (1) any taxable period that commences after the Closing Date and (2) with respect to a taxable period that commences before but ends after the Closing Date, the portion of such period after the Closing Date.

“Purchase Price” means the Estimated Purchase Price adjusted as provided in the Purchase Price Adjustment Schedule.

“Purchase Price Adjustment Schedule” means the Purchase Price Adjustment Schedule attached hereto.

“Related Loan Assets” means, in respect of any Mortgage Loan:

(1) All monies paid or payable or received or receivable on or in respect of such Mortgage Loan to the extent they become due from and after the Closing Date, including in respect of unpaid principal, accrued and unpaid interest (including accrued interest not yet due and payable as of the Closing Date), assessed and uncollected fees;

(2) All right, title and interest in all security instruments and the Liens created thereunder related to such Mortgage Loan and any property obtained (including the right to receive future liquidation proceeds) through the enforcement after the Closing Date of such security instrument or Lien;

(3) All of Seller’s interest and benefits in, to, and under all endorsements, warranties, and guaranties by or of others held by Seller with respect to such Mortgage Loan;

(4) The Mortgage Loan Documents relating to such Mortgage Loan;

(5) All material internal memoranda of Seller solely related to such Mortgage Loan;

(6) Subject to the Interim Servicing Agreement, all Servicing Rights related to such Mortgage Loan; and

(7) All of the rights and benefits of Seller under each and every existing insurance policy relating to such Mortgage Loan; and all pending insurance claims and all claims filed in the future, if any; the proceeds thereof, and the insurance premium refunds, if any, in connection with any of such Mortgage Loan, in each case received from and after the Closing Date.

“Repurchase Price” means, with respect to any Mortgage Loan, an amount in cash equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as shown on the Mortgage Loan Schedule (Cut-off Date), as updated on the Final Closing Statement multiplied by the Purchase Price (expressed as a percentage of par) used by Purchaser when originally purchasing the Mortgage Loan, plus (ii) accrued interest at a rate equal to the rate of interest charged under the Mortgage Note from the date of the last paid monthly installment through the end of the month following the month in which the repurchase occurs (as applicable, the “Accrual Period”), minus (iii) the total of principal, interest, and fees collected in respect of such Mortgage Loan after the Closing Date, plus (iv) the negative escrow balance existing at the time of repurchase of such Mortgage Loan, if any, minus (v) an amount equal to the positive escrow balance existing at the time of repurchase of such Mortgage Loan, if any, minus (vi) the servicing fee for the Accrual Period attributable to the Mortgage Loan, if any. In lieu of paying Seller the amount of any positive escrow balance, Purchaser may arrange to transfer the positive escrow balance to Seller.

“Servicing Rights” means, with respect to the Mortgage Loans, the rights and obligations to administer, collect the payments for the reduction of principal and application of interest, collect payments on account of Taxes and insurance, pay Taxes and insurance, remit collected payments, modify, waive or amend any terms or provisions of the applicable Mortgage Loan Documents (subject to all applicable lender consents permitted thereunder), provide portfolio management, foreclosure and default management services, provide full Impound Amount administration and any other obligations with respect to or in connection with such Mortgage Loans, together with:

(1) The rights to any Impound Amounts (subject to the Interim Servicing Agreement);

(2) The rights in all documents or Contracts creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of a Seller thereunder;

(3) Any and all documents (including servicing files, servicing documents, servicing records and servicing system data on the applicable Transfer Date) or other information pertaining to such Mortgage Loans or pertaining to the past, present or prospective servicing of Mortgage Loans; and

(4) The right to receive any fees arising from or connected to any of the foregoing in connection with such Mortgage Loans, and all rights, powers and privileges incident to any of the foregoing.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other like assessments of any kind whatsoever, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, alternative or add-on minimum and estimated taxes or all interest, penalties, fines, related liabilities or additions to tax imposed by any Taxing Authority in connection with any item described above.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim refund, amended return and declaration of estimated Tax.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Transfer Date” means, with respect to each Mortgage Loan, the date on which Purchaser or its designee undertakes directly the servicing and portfolio management obligations with respect to such Mortgage Loan, all subject to and as more particularly provided in the Interim Servicing Agreement.

“Unpaid Principal Balance” means, with respect to any Mortgage Loan on any date, the unpaid principal balance of such Mortgage Loan, not including any accrued but unpaid interest or accrued but unpaid fees, expenses or other reimbursable amounts; provided for the avoidance of doubt that no loss reserves existing on the books of Seller in connection with such Mortgage Loan shall be taken into account in determining the Unpaid Principal Balance of any Mortgage Loan.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accountant	3.3(c)

Agreement	Preamble

Assumed Obligations	2.3

Closing Date	3.1

Confidentiality Agreement	7.2(a)

Damages	8.1(a)

Excluded Assets	2.2

Excluded Liabilities	2.4

Final Closing Statement	3.3(b)

Indemnified Parties	8.2(a)

Indemnifying Parties	8.2(a)

Purchased Assets	2.1

Purchaser	Preamble

Purchaser Documents	0

Repurchase Notice	3.11(a)

Seller	Preamble

Seller Documents	4.2(a)

Third Party Claim	8.2(a)

Warranty Breach	8.1(a)(i)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless otherwise specified, a reference to any day or date shall refer to the open of business on such day or date.

(ii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement, and any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii) Gender/Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv) Headings. The provision of a Table of Contents; the division of this Agreement into Articles, Sections and other subdivisions; and the insertion of headings, are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(v) Articles; Sections. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Including. The word “including” or any variation thereof means (unless otherwise specified) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vii) Legislation. Any references to legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any rules, regulations and official guidance promulgated thereunder.

(viii) Documents/Agreements. Any references to a document (including this Agreement or any Mortgage Loan Document) or agreement, or a provision of a document (including this Agreement) or other agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated.

(ix) Executors/Administrators/Successors. References to a particular Person includes a reference to the Person’s executors, administrators, successors, substitutes (including Persons taking by novation) and assigns.

(x) Standards of Conduct. Phrases such as “prudent institutional commercial mortgage lenders,” “prudent institutional multifamily mortgage lenders” or any phrases of similar import shall be measured by reference to the industry standards generally in effect as of the date the related representation or warranty relates to or is made.

(b) Negotiated Transaction. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF OBLIGATIONS

2.1 Purchase and Sale of Assets.

Except as otherwise provided below, upon the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in, to and under the Purchased Assets. The term “Purchased Assets” shall mean the following assets of Seller as of the Closing:

(a) all Mortgage Loans; and

(b) all Related Loan Assets.

2.2 Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets and shall include:

(a) all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller;

(b) all internal memoranda of Seller or any of its agents not included in the definition of Purchased Assets;

(c) all Intellectual Property Rights of Seller;

(d) all Tax Returns and any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes in each case relating to the business of Seller or the Purchased Assets for all Pre-Closing Tax Periods, together with any interest due thereon or penalty rebate arising therefrom;

(e) all privileged or confidential communications between Seller and its attorneys, and any other privileged documents; and

(f) all documents of Seller relating to the sale, pricing, or valuation of the Mortgage Loans (other than appraisals performed on Mortgaged Property that are included in a Credit File)).

2.3 Assumption of Obligations.

On the terms and subject to the conditions set forth in this Agreement and the terms and conditions of the Interim Servicing Agreement, and subject further to Section 2.4, at the Closing Purchaser shall assume, effective at the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, all debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) of Seller: (a) arising out of the Mortgage Loans or Related Loan Assets, including those obligations of Seller arising under the Mortgage Documents, or (b) for Taxes that Purchaser has specifically agreed to assume pursuant to Section 9.1 (collectively, the “Assumed Obligations”).

2.4 Excluded Liabilities.

Purchaser shall not assume or be liable for any Excluded Liabilities. The term “Excluded Liabilities” shall mean all Liabilities of Seller or any of its Affiliates other than the Assumed Obligations and shall include:

(a) all Liabilities to the extent arising out of or relating to the Excluded Assets;

(b) all Liabilities to the extent arising from or relating to the breach by Seller of any Mortgage Loan Document prior to the Closing Date, the failure of Seller to service any Mortgage Loan in accordance with its obligations prior to the Closing Date or the acts, omissions, misconduct or breach of Seller or any Person acting on behalf of Seller or any of Seller’s Affiliates prior to the Closing Date in connection with any Mortgage Loan, any Mortgage Loan Documents, or any trust agreement that is subject to Section 7.4 of this Agreement;

(c) all Liabilities for Taxes arising from or relating to the Purchased Assets for all Pre-Closing Tax Periods; and

(d) all fees and expenses of Seller or its Affiliates in connection with the sale of the Purchased Assets, whether arising prior to, on or after the Closing Date (other than under the Interim Services Agreement).

2.5 Further Conveyances, Assumptions and Assurances

(a) Any and all interest, fees and other payments in respect of the Mortgage Loans received by Seller after the Closing Date by or on behalf of Seller from or on behalf of a Mortgagor with respect to any Mortgage Loan shall be remitted, applied or disbursed by Seller in accordance with the terms of the Interim Servicing Agreement.

(b) From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other similar instruments and shall take such further actions, as may be reasonably necessary or appropriate to transfer and convey fully to Purchaser all of the rights, title and interests intended to be conveyed to Purchaser under this Agreement, the Assignment and Assumption Agreement and the Bill of Sale and to perfect the assumption of the Liabilities intended to be assumed by Purchaser under this Agreement, the Assignment and Assumption Agreement and the Bill of Sale and to otherwise make effective the transactions contemplated hereby and in the Ancillary Agreements.

(c) From time to time following the Closing, Seller, upon Purchaser’s written request, shall provide Purchaser with Seller’s reasonable cooperation and assistance in establishing or proving the execution, delivery, genuineness and authenticity of any Mortgage Loan Document, and the amounts borrowed and repaid under any Mortgage Note or any guaranty thereof prior to the Closing Date, including such affidavits, authenticated business records, certificates, verifications, information, testimonial evidence, payment histories, further assurances and cooperation that Purchaser determines in its reasonable discretion will facilitate or are necessary to the collection or enforcement of any Mortgage Loan.

ARTICLE III

CLOSING; CONSIDERATION; POST-CLOSING MATTERS

3.1 Closing.

The Closing shall take place on the date of this Agreement (the “Closing Date”).

3.2 Consideration.

The aggregate consideration for the Purchased Assets shall be (a) payment of the Purchase Price; and (b) the assumption of the Assumed Obligations.

3.3 Payment of Estimated Purchase Price; Post-Closing Adjustments.

(a) At the Closing, Purchaser shall pay to Seller the Estimated Purchase Price (as set forth in the Closing Date Statement in immediately available funds by bank wire transfer to an account designated by Seller. The Closing Date Statement shall be delivered by Seller to Purchaser, together with reasonable supporting documentation, no later than two (2) Business Days prior to the Closing Date.

(b) Within forty five (45) days after the Closing Date, Seller shall deliver to Purchaser (i) the Mortgage Loan Schedule (Closing Date) and (ii) final closing statement updated for the information in the Mortgage Loan Schedule (Closing Date) (the “Final Closing Statement”), which shall be in the same format as the Closing Date Statement and which shall set forth a calculation (together with any reasonable supporting documentation requested by Purchaser) of the actual Purchase Price.

(c) Within thirty (30) days after receipt of the Final Closing Statement, Purchaser shall advise Seller in writing if it believes that the Final Closing Statement did not accurately reflect the items required to be included therein, stating in reasonable detail each disagreement therewith and the basis therefor. In the event Purchaser delivers such an objection, Seller and Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within sixty (60) days following receipt of the Final Closing Statement by Purchaser, then the issues remaining unresolved shall be determined by a mutually agreed, nationally recognized accounting firm (the “Accountant”). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement within forty five (45) days of receipt of such dispute. In making its determination, the Accountant may only consider those items and amounts as to which Purchaser and Seller have disagreed within the time periods and on the grounds specified. The Accountant’s determination shall be conclusive and binding on Purchaser and Seller absent manifest error. Each party shall make available to the other parties, and to the Accountant, its and its accountant’s work papers (to the extent possible), schedules and other supporting data as may be reasonably requested by such other parties to enable them to verify the amounts set forth in the Final Closing Statement. The fees of the Accountant shall be shared by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.

(d) The parties shall cooperate and assist in the calculation of the actual Purchase Price (as finally determined under this Section 3.3), including making available to the extent necessary books, records, work papers and personnel, during normal business hours and in a manner that does not unreasonably interfere with either party’s business or personnel.

(e) If the Estimated Purchase Price exceeds the actual Purchase Price (as finally determined under this Section 3.3), then Seller shall, within two (2) Business Days after the actual Purchase Price has been finally determined, pay such excess by wire transfer of immediately available funds to Purchaser, together with interest on the foregoing amount at the Federal Funds Rate, beginning with the Closing Date to but excluding the date of such payment. If the Estimated Purchase Price is less than the actual Purchase Price (as finally determined under this Section 3.3), then Purchaser shall, within two (2) Business Days after the actual Purchase Price has been finally determined, pay such deficiency by wire transfer of immediately available funds to Seller, together with interest on the foregoing amount at the Federal Funds Rate, beginning with the Closing Date to but excluding the date of such payment.

3.4 Closing Deliveries by Seller.

At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) a receipt for the amount of the Estimated Purchase Price paid at Closing;

(b) duly executed counterparts to the Ancillary Agreements contemplated to be executed by it;

(c) a certificate executed by a duly authorized officer of Seller certifying that the representations and warranties of Seller set forth in this Agreement are true and correct, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that for purposes of certification, no effect shall be given to any materiality or material adverse effect or similar qualifier in the representations or warranties;

(d) the Legal Files; all other Mortgage Loan Documents, including the Credit Files, shall be held by Seller in trust for the sole benefit of Purchaser pursuant to the terms of a Custodial Agreement executed by Purchaser and Seller in the form of Exhibit G; and

(e) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Purchaser and its counsel shall deem reasonably necessary to vest in Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets.

3.5 Closing Deliveries by Purchaser.

At the Closing, Purchaser shall deliver to Seller:

(a) the Estimated Purchase Price (as provided in Section 3.3);

(b) duly executed counterparts to the Ancillary Agreements contemplated to be executed by it;

(c) a certificate executed by a duly authorized officer of Purchaser, certifying that the representations and warranties of Purchaser set forth in this Agreement are true and correct, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that for purposes of certification, no effect shall be given to any materiality or Material Adverse Effect qualifier in the representations or warranties;

(d) a receipt for the Purchased Assets executed by Purchaser, substantially in the form attached hereto as Exhibit H; and

(e) such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as Seller and its counsel shall deem reasonably necessary for the assumption of the Assumed Obligations.

3.6 Delivery of Mortgage Loan Documents.

From and after the Closing Date, and until the Transfer Date, Seller shall hold the Mortgage Loan Documents (to the extent the same were not previously delivered to Purchaser pursuant to Section 3.4(d) hereof) as document custodian under the Custodial Agreement.

3.7 Sale Characterization.

Purchaser and Seller intend that the conveyance by Seller to Purchaser of all its right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall be, and shall be construed as, a true-sale of the Purchased Assets by Seller to Purchaser in accordance with GAAP. It is, further, not intended that such conveyance be deemed to be a pledge of the Mortgage Loans and Related Loan Assets by Seller to Purchaser to secure a debt or other obligation of Seller.

3.8 Wrong-Pocket Assets.

In the event that at any time or from time to time after the Closing Date, Seller, on the one hand, or Purchaser, on the other, shall receive or otherwise possess any asset (including cash) that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

3.9 Servicing Released.

The sale of Mortgage Loans by Seller to Purchaser pursuant to this Agreement, includes the rights to service such Mortgage Loans and such is a “servicing released” purchase and sale transaction for all intents and purposes, subject to the provisions of the Interim Servicing Agreement.

3.10 Retained Claims and Release.

Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Seller hereby agree that Seller hereby retains (and Purchaser shall have no right or interest in) all right, title and interest of Seller in and to any and all claims of any nature whatsoever that might now exist or hereafter arise, whether known or unknown, that Seller has or might have in connection with the origination, servicing or administration of a loan other than the Mortgage Loans and the Related Loan Assets.

3.11 Repurchase of Cross-Collateralized Mortgage Loans.

(a) Purchaser may, by giving a written notice (a “Repurchase Notice”) to Seller at any time prior to June 15, 2011, require Seller to repurchase a Mortgage Loan that is a Cross-Collateralized Mortgage Loan.

(b) The Repurchase Price for any Cross-Collateralized Mortgage Loan that Seller becomes obligated to repurchase from Purchaser pursuant to this Section 3.11 shall be payable by Seller to Purchaser within ten (10) Business Days after Seller receives the applicable Repurchase Notice for such Cross-Collateralized Mortgage Loan, provided that Purchaser has first re-endorsed and delivered the Mortgage Note evidencing such Cross-Collateralized Mortgage Loan to Seller, and reassigned and delivered all collateral for, and the Mortgage Loan Documents evidencing and securing such Cross-Collateralized Mortgage Loan, to Seller.

3.12 Recording of Assignments.

Purchaser shall as promptly as practical following the Closing record or cause a third party to record the Assignments of Mortgages and the assignments of the Assignments of Leases and Rents in the appropriate public recording office. All such actions and recordings shall be at Purchaser’s sole expense (provided, however, that Seller shall be responsible for all of its costs and expenses (if any) incurred in obtaining releases of any pledges, assignments or encumbrances (if any) of Seller’s interest in the Mortgage Loans).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Closing Date that, except as set forth in the Disclosure Schedule:

4.1 Organization.

Seller is a national banking association duly organized, validly existing and in good standing under the Laws of the United States and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization of Agreement; Performance.

(a) Seller has all requisite power and authority to execute and deliver this Agreement, each of the Ancillary Agreements and each other agreement, document or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (such other agreements, documents, instruments and certificates, with regard to Seller, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller. This Agreement has been, and each of the Ancillary Agreements and Seller Documents shall be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Ancillary Agreements and each of the Seller Documents when so executed and delivered shall constitute, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

(b) Seller can perform each and every applicable covenant and other agreement contained in this Agreement, the Ancillary Agreements and the Seller Documents. Seller is solvent, and the sale of the Purchased Assets shall not cause Seller to become insolvent. The sale of the Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements or Seller Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Seller with any of the provisions hereof or thereof shall conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, acceleration or cancellation under, or give rise to any requirement to provide any notice under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the Purchased Assets are bound; (iii) any Order applicable to Seller or any of the Purchased Assets; or (iv) any applicable Law.

(b) No Permit of, filing with or notification to any Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or Seller Documents, the compliance by Seller with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

4.4 Compliance with Laws; Permits.

(a) Seller is in compliance in all material respects with all Laws applicable to the Purchased Assets and the Assumed Obligations. None of Seller or its Affiliates has violated in any material respect any Law relating to the Purchased Assets or the Assumed Obligations, and Seller has not received any notice of or been charged by (and otherwise does not have any knowledge of) any Governmental Body alleging the violation (or that Seller or any of its Affiliates is under any investigation by any such Governmental Body for any alleged violation) of any Laws applicable to the Purchased Assets or the Assumed Obligations.

(b) Seller currently has all Permits that are required for the origination and servicing of the Purchased Assets, as such business is currently conducted. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party or that is applicable to the Purchased Assets. Such Permits held, owned or possessed by Seller are valid and in full force and effect, and no proceeding is recorded, pending or, to Seller’s knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Permit.

4.5 Litigation.

(a) There are no Actions by any Governmental Body pending or, to Seller’s knowledge, threatened (and, to Seller’s knowledge, there is no reasonable basis for any of the foregoing), against Seller or any of its Affiliates, which Actions (i) relate to the Purchased Assets or the Assumed Obligations, (ii) seek to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or seek damages in connection herewith or therewith or (iii) is reasonably likely to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or Seller’s ability to perform its obligations hereunder or thereunder; and

(b) there are no Orders binding upon any of the Purchased Assets or Assumed Obligations, or Seller and its Affiliates with regard to any of the Purchased Assets or Assumed Obligations, including any Order that would reasonably be likely to delay or prohibit the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.6 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement, to which is owed any fee or commission or like payment in respect thereof, other than any fee, commission or like payment for which Seller shall be solely responsible.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING MORTGAGE LOANS

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser that, as of the date herein below specified or, if no such date is specified, as of the Closing Date:

5.1 Mortgage Loan Schedule (Cut-Off Date).

The information pertaining to each Mortgage Loan set forth in the Mortgage Loan Schedule (Cut-Off Date) was true and accurate in all material respects as of the Cut-off Date.

5.2 Ownership of Mortgage Loans.

Immediately upon the transfer of each Mortgage Loan to Purchaser, Seller had good title to, and is the sole owner of, each Mortgage Loan, free and clear of any and all pledges, liens, charges, security interests, participation interests and/or other adverse interests and encumbrances. The Mortgage Note is not collateral for any Indebtedness of Seller and the transfer of the Mortgage Note will not violate the rights of any Person. Seller has full right, power and authority to sell, transfer and assign each Mortgage Loan to, or at the direction of, Purchaser free and clear of any and all pledges, liens, charges, security interests, participation interests and/or other adverse interests and encumbrances; and no provision of the Mortgage Note, Mortgage(s) or other loan documents relating to such Mortgage Loan prohibits or restricts Seller’s right to assign or transfer such Mortgage Loan to, or at the direction of, Purchaser. Seller has validly and effectively conveyed to Purchaser or its designee all legal and beneficial interest in and to each Mortgage Loan free and clear of any pledge, lien, charge, security interest or other encumbrance and such conveyance constitutes the legal, valid, binding and enforceable assignment of each Mortgage Loan by Seller to Purchaser. The sale of each Mortgage Loan to Purchaser or its designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained. The Mortgage Note is, or shall be as of the Closing Date, endorsed to Purchaser, or its designee, in conformity with the requirements of the definition of “Legal File” and such endorsement is genuine.

5.3 Mortgage Status; Waivers and Modifications.

The Legal File for each Mortgage Loan contains all material contracts and agreements relating to the Mortgage Loan between Seller and each borrower, Mortgagor and guarantor of the Mortgage Loan. Except as set forth in the related Mortgage Loan Documents, the terms of each Mortgage Loan have not been waived, amended, modified, altered, or impaired in any material respect, or satisfied, canceled, subordinated or rescinded. Seller has not given any borrower under any Mortgage Loan a written notice of any event of default (including those subject to cure) as defined in the applicable Mortgage Loan Documents.

5.4 No Future Advances.

The proceeds of each Mortgage Loan have been fully disbursed (except in those cases where the full amount of each Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the Mortgaged Property), and there is no obligation for future advances with respect thereto. If the related Mortgage Loan documents include any requirements regarding (a) the completion of any on site or off site improvements and (b) the disbursement of any funds escrowed for such purpose, and if those requirements were to have been complied with on or before the Closing Date, then such requirements have been complied with in all material respects or such funds so escrowed have not been released except to the extent specifically set forth in the related Mortgage Loan documents.

5.5 Other Mortgage Liens.

Each Mortgage Loan does not permit the Mortgaged Property to be encumbered by any lien (other than permitted encumbrances set forth in such Mortgages) junior to or of equal priority with the lien of the Mortgage without the prior written consent of the holder thereof or the satisfaction of debt coverage or similar criteria specified therein; and Seller has no knowledge the Mortgaged Property is encumbered by any lien junior to or of equal or senior priority with the lien of the Mortgage.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller on the date hereof and as of the Closing Date that:

6.1 Organization.

Purchaser is a duly organized federal savings bank and has all requisite power and authority to own, lease and operate its properties and to carry on its business.

6.2 Authorization of Agreement.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement (including the Ancillary Agreements), document, instrument or certificate contemplated by this Agreement to be executed by Purchaser in connection with the transactions contemplated hereby and thereby (the “Purchaser Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document shall be at or prior to the Closing, duly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered shall constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) Purchaser can perform each and every applicable covenant and other agreement contained in this Agreement, the Ancillary Agreements and the Seller Documents. The sale of the Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof, shall conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the (certificate of incorporation and by-laws (or other organizational and governing documents) of Purchaser, (ii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iii) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements, the compliance by Purchaser with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

6.4 Litigation.

(a) There are no Actions pending by any Governmental Body pending or, to Purchaser’s knowledge, threatened (and, to Purchaser’s knowledge, there is no reasonable basis for any of the foregoing), against Purchaser or any of its Affiliates, which Actions (i) relate to the Purchased Assets or the Assumed Obligations, (ii) seek to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or seek damages in connection herewith or therewith or (iii) is reasonably likely to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or Purchaser’s ability to perform its obligations hereunder or thereunder; and

(b) there are no Orders binding upon (or, to Purchaser’s knowledge, being threatened or contemplated by any Governmental Body with respect to) any of the Purchased Assets or Assumed Obligations, or Purchaser and its Affiliates with regard to any of the Purchased Assets or Assumed Obligations, including any Order that would reasonably be likely to delay or prohibit the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.5 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, to which is owed any fee or commission or like payment in respect thereof, other than any fee, commission or like payment for which Purchaser shall be solely responsible.

6.6 No Other Representations.

Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Mortgage Loans as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to future performance of the Mortgage Loans or any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Mortgage Loans, except as expressly set forth in this Agreement. Purchaser acknowledges that no employee or representative of Seller has been authorized to make any statements or representations, other than those specifically contained in this Agreement.

ARTICLE VII

COVENANTS

7.1 Further Assurances.

Each of Seller and Purchaser shall use its commercially reasonable good faith efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

7.2 Confidentiality.

(a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller dated September 13, 2010 (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate; provided that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller and their Affiliates, and not otherwise relating to a Purchased Asset, shall continue to be subject to the Confidentiality Agreement, which shall survive such termination with respect to all such other Confidential Information subject to the terms therein.

(b) From and after the Closing Date, Seller shall keep, and shall cause its directors, officers, employees, affiliates, advisors, representatives and consultants including financial advisors, accountants and actuaries (such Persons, collectively, the “Seller Representatives”) to keep, confidential any information relating to a Purchased Asset, together with any lists of the Mortgage Loans and related borrower information, analyses, compilations, studies or other documents prepared by Seller or Seller Representatives that contain such information (collectively, the “Purchaser Confidential Information”). Notwithstanding the foregoing, if Seller or any Seller Representatives are, in the opinion of its counsel, requested or required by applicable Law to disclose any Purchaser Confidential Information, Seller shall, to the extent legally permissible and reasonably practicable, promptly notify Purchaser in writing of such request or requirement so that Purchaser may seek an appropriate protective order and/or waive in writing Seller’s compliance with the provisions of this Section 7.2(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Seller Representatives is, nonetheless, in the opinion of its counsel, compelled to disclose Purchaser Confidential Information, then Seller or Seller Representative may disclose such Purchaser Confidential Information only to the extent so required in the opinion of counsel. Seller shall request in writing assurances that confidential treatment shall be accorded the Purchaser Confidential Information so disclosed. Notwithstanding anything to the contrary in this Section 7.2(b), Seller may disclose Purchaser Confidential Information to any regulatory authority having jurisdiction over Seller or any of their Affiliates without prior notice to any other Person, but (unless legally prohibited) Seller shall promptly thereafter notify Purchaser of any such disclosure of Purchaser Confidential Information if such disclosure is in response to an inquiry about the transactions contemplated herein exclusively.

7.3 Publicity.

(a) None of Seller and Purchaser shall, and each party shall cause its Affiliates not to, directly or indirectly issue any press release or public announcement concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other party, unless disclosure is otherwise required by applicable Law or an Affiliate of Seller or Purchaser determines to include such information in its filings with the Securities and Exchange Commission, or in any conferences, presentations or discussions it holds with investors, analysts or other Persons concerning the information disclosed in such filings; provided that, to the extent permitted by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b) Each of Purchaser and Seller (as applicable) agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the applicable Governmental Body and to redact such terms of this Agreement as the other party shall request.

7.4 Substitution of Trustee.

In the case of any Mortgage Loan involving a land trust or a deed of trust under which the trustee is the Seller or its Affiliate, Purchaser shall (a) prior to the initiation of record of any foreclosure proceeding under such deed of trust and (b) in all events promptly following the service of any summons or other legal process naming Seller or such Affiliate as a party in its capacity as such trustee, substitute a replacement trustee thereunder for Seller or such Affiliate, as applicable.

7.5 Access.

On and after the Closing Date, Purchaser will afford promptly to Seller and its agents reasonable access to the Mortgage Loan Documents and the Related Loan Assets to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser.

7.6 Notifications.

Each party shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement.

7.7 Intellectual Property.

Purchaser agrees that it will not use (or permit the use by its Affiliates, agents, successors or assigns, of) any name, trade name, or trademark, or combination of letters which is similar to the name, trade name, or trademark, of Seller or its Affiliates. Purchaser will not represent or imply that it is affiliated with, authorized by, or in any way related to Seller or any of its Affiliates.

7.8 Reimbursement for Use of Seller’s Employees.

In the event of litigation with respect to the Mortgage Loans (other than litigation relating to the claims retained by Seller pursuant to Section 3.10 of this Agreement or otherwise or a claim alleging that Purchaser is entitled to indemnification or other relief under or relating to this Agreement), in which Seller (or any of its predecessors-in-interest), or any of their respective employees, are requested or required, by subpoena, court order or otherwise to perform any acts after the Closing Date, including testifying in litigation, preparing responses to subpoenas or other legal process or pleadings or performing any review of public or private records such as tracing funds, whether said litigation is commenced by Purchaser or any other party, Seller shall be reimbursed by Purchaser for all associated reasonable and documented out-of-pocket expenses of such employees, including travel, lodging and per diem costs. Seller shall, in its sole and absolute discretion, determine and assign the personnel necessary to perform said acts to the extent required to be performed on behalf of Seller or its predecessors-in-interest. Purchaser also shall reimburse Seller for copies made in the course of performing said acts at cost.

7.9 Covenant Against Targeted Soliciting of Mortgagors.

Without the prior written consent of Purchaser, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, through its or their respective agents, other representatives or otherwise: (a) until the date which is three (3) years following the Closing Date, take any action to solicit or induce (by telephone, mail or any other means, electronic or otherwise) any Mortgagor to refinance any of such Mortgagor’s Mortgage Loans, provided that this restriction shall not apply to general marketing solicitations that are conducted by mail, telephone or electronic means and are targeted to a broader group that is selected using a methodology that fully disregards the recipient’s status as a borrower under or a guarantor of a Mortgage Loan; or (b) until the date which is two (2) years following the Closing Date, undertake any solicitation (by telephone, mail or any other means, electronic or otherwise) for other products or services which solicitation is targeted at the Mortgagors as a distinct, separate group, or a distinct segment of a larger group. Nothing herein will affect or restrict the ability of Seller or its Affiliates from (x) soliciting or marketing (by any means) to existing or prospective customers or clients in the ordinary course (which customers or clients may be or include Mortgagors) so long as the solicitation or marketing does not solicit the refinancing of a Mortgage Loan and is not targeted to, or particularly at, Mortgagors in a focused manner as a distinct, separate group, or distinct segment of a larger group, (y) any refinancing where Seller or its Affiliate is approached by the Mortgagor and the refinancing is not solicited or induced by Seller or its Affiliate or (z) having a business acquired after the date hereof solicit or market to, in the ordinary course, any clients or customers of that business existing at the time that business is acquired by Seller or its Affiliate.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

Subject to Sections 8.3, 8.5, and 8.7 of this Agreement:

(a) Effective at and after the Closing, Seller hereby indemnifies Purchaser and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually suffered by Purchaser or any of its Affiliates arising out of:

(i) except for the warranties and representations of Seller set forth in Section 5.2 (Ownership of Mortgage Loans), any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”);

(ii) the warranties and representations set forth in Section 5.2 (Ownership of Mortgage Loans);

(iii) any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(iv) any Excluded Liability;

provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 8.1(a)(i) only, (A) Seller shall not be liable for any Warranty Breach or series of related Warranty Breaches unless the Damages with respect to such Warranty Breach or Breaches exceed five thousand dollars ($5,000.00) (the “De Minimis Amount”), (B) Sellers shall not be liable in respect of any Warranty Breaches exceeding the De Minimis Amount unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds Five Hundred Thousand dollars ($500,000.00), (C) Seller’s maximum liability in respect of Damages suffered in respect of a Mortgage Loan shall not exceed the portion of the Purchase Price attributable to such Mortgage Loan, less any payments received by Purchaser (in respect of principal) in respect of such Mortgage Loan since the Closing Date, and (D) Sellers’ maximum liability for all such Warranty Breaches shall not exceed an amount equal to ten percent (10%) of the Purchase Price (after taking into account any adjustments in the Purchase Price).

(b) Effective at and after the Closing, Purchaser hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of:

(i) any Warranty Breach or breach of covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; or

(ii) any Assumed Obligation;

provided that with respect to indemnification by Purchaser for Warranty Breaches pursuant to Section 8.1(b)(i), (A) Purchaser shall not be liable for any Warranty Breach or series of related Warranty Breaches unless the Damages with respect to such Warranty Breach or Breaches exceed the De Minimis Amount, (B) Purchaser shall not be liable in respect of any Warranty Breaches exceeding the De Minimis Amount unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds Five Hundred Thousand dollars ($500,000.00) and then only to the extent of such excess, and (C) Purchaser’s maximum liability for all such Warranty Breaches shall not exceed an amount equal to ten percent (10%) of the Purchase Price (after taking into account any adjustments in the Purchase Price).

8.2 Indemnification Procedures.

(a) Third Party Claim Procedures.

(i) Each Person seeking indemnification under this Article VIII (the “Indemnified Party”) shall give prompt notice to the Person from whom indemnification is sought (the “Indemnifying Party”) or the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”); provided that the failure of the Indemnified Party to give notice as provided in this Section 8.2(a) shall not relieve any Indemnifying Party of its obligations under Section 8.1, except to the extent that such failure prejudices the rights of any such Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party shall assume the defense of any Third Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(ii) Notwithstanding anything in this Section 8.2 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, then the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus reasonable out of pocket legal fees and expenses of the Indemnified Party relating to such Third Party Claim through the date of the Indemnifying Party’s notice of willingness to accept the settlement offer and (ii) the aggregate out-of-pocket fees and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

(iii) After any decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article VIII, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(iv) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(b) Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.1 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

8.3 Certain Limitations.

(a) The amount of any Damages payable under Section 8.1 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies (subject to any subrogation rights that may exist in favor of the insurer) or from any other Person alleged to be responsible therefor and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (but only to the extent that the receipt of such payment does not reduce the amount of the Tax benefit arising from such incurrence). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 8.1 for any (i) consequential, special or punitive Damages (ii) Damages for lost profits (other than lost interest and fee income on the Mortgage Loans) or (iii) any Damages that would not exist if not for, or to the extent aggravated by, any act or wrongful omission of the Indemnified Party.

(c) Each Indemnified Party shall mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(d) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 8.1.

8.4 Assignment of Claims.

If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 8.1 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

8.5 Survival.

All of the representations and warranties of the parties contained in this Agreement or in any certificate delivered at Closing in connection herewith shall survive the Closing until the date which is 18 months following the Closing Date; provided that the representations and warranties contained in Section 5.2 (Ownership of Mortgage Loans) and in Section 6.6 (No Other Representations) shall survive indefinitely or until the latest date permitted by Law. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.6 Right to Indemnification Not Affected by Knowledge.

The right to indemnification in accordance with the provisions of this Article VIII will not be affected by any investigation conducted by Purchaser or its representatives with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or its representatives at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation.

8.7 Exclusivity.

Except as specifically set forth in this Article VIII and Section 9.9, effective as of the Closing, Purchaser waives any rights and claims Purchaser may have against Seller, whether in law or in equity, relating to the transactions contemplated hereby. The rights and claims waived by Purchaser include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Except as otherwise specifically provided in this Agreement, after the Closing, Section 8.1 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE IX

TAX MATTERS AND MISCELLANEOUS

9.1 Tax Cooperation; Allocation of Taxes.

(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Mortgage Loans and Related Loan Assets as is reasonably necessary for the filing of any Tax return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

Purchaser and Seller agree to retain or cause to be retained all books and records with respect to Taxes pertinent to the Mortgage Loans or Related Loan Assets until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Purchaser agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters of any Mortgage Loan or Related Mortgage Loan Asset and, if Seller so requests, Purchaser shall allow Seller to take possession of such books and records. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Mortgage Loans or Related Loan Assets for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection. Notwithstanding any other provision of this Agreement, neither Purchaser nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax return that includes Seller (other than pro forma information relating only to the Mortgage Loans or Related Loan Assets).

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Mortgage Loans or Related Loan Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser based on the number of days of the portion of such taxable period that is a Pre-Closing Tax Period and the number of days of the portion of such taxable period that is a Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by Purchaser. The costs and expenses associated with the preparation and filing of Tax returns with respect to Transfer Taxes shall be borne by Purchaser.

(d) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 9.1(b) or 9.1(c), as the case may be. Promptly following payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 9.1(b) or 9.1(c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly, but in no event later than 15 days after the presentation of such statement. Any payment not made within such time shall bear interest at the Federal Funds Rate for each day until paid.

9.2 Expenses.

Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the Northern District of Illinois over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any Action related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereby consents to process being served by any party to this Agreement in any Action by the delivery of a copy thereof in accordance with the provisions of Section 9.5.

9.4 Entire Agreement; Amendments and Waivers.

This Agreement (including any certificates referred to herein), the Ancillary Agreements and the Confidentiality Agreement represent the entire understanding and agreement between the parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the Laws of another jurisdiction.

9.6 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile transmission (with written confirmation of transmission) or email (with acknowledgement of receipt requested) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile transmission numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser, then to:

BankFinancial, F.S.B.

15W060 North Frontage Road

Burr Ridge, IL 60527

Attention: F. Morgan Gasior and James J. Brennan

With a copy (which shall not constitute notice) to:

Drew J. Scott

Scott & Kraus, LLC

150 South Wacker Drive

Suite 2900

Chicago, IL 60606

Facsimile No. (312) 327-1051

Email: dscott@skcounsel.com

If to Seller, then to:    Citibank, N.A.

1 Court Square, 49th Floor

Long Island City, NY 10242

Attention: Curtis McKinney, Vice President

Facsimile No.: (718) 248-8410

Email: curtis.mckinney@citi.com

With a copy (which shall not constitute notice) to:

Citibank, N.A.

One Sansome Street, 19th Floor

San Francisco, CA 94104

Attention: Glenn C. Shrader, Associate General Counsel

Facsimile No.: (415) 658-4374/4375

Email: glenn.c.shrader@citi.com

9.7 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Purchaser or Seller, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other party and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties of any such obligations.

9.9 Specific Performance; Remedies.

The parties expressly recognize and acknowledge that immediate, extensive and irreparable damage may result in the event that any provision of Agreement is breached. Therefore, in addition to, and not in limitation of, any other remedy available to the non-breaching party, the non-breaching party shall be entitled to seek to enforce its rights under this Agreement in any court of equity by decree of specific performance, and appropriate injunctive relief may be sought in connection therewith. Such remedy of specific performance shall, except as otherwise expressly provided herein, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever that a non-breaching party may otherwise have.

9.10 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, Purchaser or any of their respective Affiliates shall have any Liability for any obligations or liabilities of Seller or Purchaser (as applicable) under this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.11 Counterparts; Effectiveness; Third Party Beneficiaries.

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such counterparts may be delivered by facsimile or other electronic transmission. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

9.12 Waiver of Jury Trial.

The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

9.13 Bulk Sales Law.

Purchaser and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

9.14 Disclosure Schedule.

Seller has set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Purchaser and (b) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

Citibank, N.A.

By:	/s/ Curtis McKinney
	Name:	Curtis McKinney
	Title:	Vice President

BankFinancial, F.S.B.

By:	/s/ F. Morgan Gasior
	Name:	F. Morgan Gasior
	Title:	Chairman and Chief
Executive Officer